EXHIBIT 99.1
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                            FDVI ACQUIRES CENTURY II


INDIANAPOLIS, IN (APRIL 5, 2005 ) --- Fortune Diversified Industries, Inc. (OTC Bulletin Board: FDVI), headquartered in Indianapolis, Indiana, announces that it has acquired the outstanding shares of common stock of CSM, Inc., the holding corporation for the companies operating as Century II Staffing and subsidiaries. Century II, is the largest professional employer organization (PEO) in Tennessee and one of the oldest in the nation.

Founded in 1985, Century II serves over 200 company locations, representing over 3,100 employees in more than 24 states. Century II provides a cost effective alternative to services typically managed by a company's internal human resources and accounting departments - including payroll and payroll tax management, benefits administration, risk management, 401k and retirement plan administration and human resource compliance services. "No personnel or management changes are planned as a result of the transaction" says Marc Fortune, President of Century II.

"We've been exploring expansion opportunities for about a year," said Marc Fortune. "The merger with Fortune Diversified, is a great partnership that will allow us to fuel our continued growth" said Fortune. "Our management, internal staff and customers will experience no changes. Now that the transaction is completed, we will begin our next phase of growth and development both in expanded services and geographically.

"We have had our eye on Century II for some time," said Harlan Schafir, C.O.O of Fortune Diversified. We were looking for a company that had the same strong market presence and operating philosophy as our current human resource solutions company, Professional Staff Management. We like this market segment and it has been very successful for us. Our strategy is to create an environment that supports the growth of our family of companies and to aggressively seek other successful companies."

"The combination of Century II with Professional Staff Management will bring exceptional synergies to our organization; it is a great fit for Fortune Diversified. With this transaction, Fortune Diversified Industries will have over 7,000 internal and co-employed employees," said Harlan Schafir, C.O.O. of Fortune Diversified. "We now have in place a strong foundation that will facilitate our acquisition strategy in the human resource market space, thereby expanding our geographic footprint," Schafir said.

For fiscal year ending August 31, 2005, Fortune Diversified is on pace to surpass $100 million in revenue. This compares to revenue of $67 million last year. The addition of Century II should add approximately $15 million of net revenue on an annualized basis. Along with Professional Staff Management, this division will report annualized revenue of approximately $35 million, with an annual organic compound growth rate of 15% over the next five years.

Fortune Diversified Industries' current operating focus is achieved through its three operating divisions. The Human Resources Solutions Division includes Professional Staff Management, Inc. and now Century II. The Telecommunication Infrastructure Division includes James H. Drew Corporation, Innovative Telecommunications Consultants Inc., Telecom Technology Corporation, PDH Inc., Cornerstone Wireless Construction Services Inc, Cornerstone Wireless Services Inc., Magtech Services Inc.

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and Starquest Wireless Services Inc. The Manufacturing and Distribution Division
includes Nor-Cote International Inc., Kingston Sales Corporation, and Commercial Solutions Inc.

More information can be found at www.fdvi.net. More information on Century II can be found at www.centuryiistaffing.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to be materially different from those projected. Such risks may include, but are not necessarily limited to, changes in general economic conditions and other business considerations described more specifically in Fortune Diversified Industries Inc.'s Securities and Exchange Commission filings.

SOURCE: Fortune Diversified Industries / CONTACT: Harlan Schafir, 317-697-6643.